Exhibit 10.1
Executed Version
SHARE PURCHASE AGREEMENT
between
GPCR THERAPEUTICS, INC.
and
EXICURE, INC.
dated as of January 19, 2025

TABLE OF CONTENTS
ARTICLE I PURCHASE AND SALE    5
Section 1.01 Purchase and Sale    5
Section 1.02 Purchase Price    5
Section 1.03 Withholding Taxes    5
ARTICLE II CLOSING    6
Section 2.01 Closing    6
Section 2.02 Seller Closing Deliverables    6
Section 2.03 Buyer's Deliveries    6
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER    6
Section 3.01 Organization and Authority of Seller    7
Section 3.02 Organization, Authority, and Qualification of the Company    7
Section 3.03 Capitalization    7
Section 3.04 No Subsidiaries    8
Section 3.05 No Conflicts or Consents    8
Section 3.06 Financial Statements    8
Section 3.07 [Undisclosed Liabilities    8
Section 3.08 Absence of Certain Changes, Events, and Conditions    9
Section 3.09 Material Contracts    9
Section 3.11 Intellectual Property    9
Section 3.12 [Insurance    10
Section 3.13 Legal Proceedings; Governmental Orders    10
Section 3.14 Compliance with Laws; Permits    10
Section 3.15 Environmental Matters    11
Section 3.16 Employee Benefit Matters    11
Section 3.17 Employment Matters    13
Section 3.18 Taxes    13
Section 3.19 Brokers    14
Section 3.20 No Other Representations and Warranties    14
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER    14

Section 4.01 Organization and Authority of Buyer    14
Section 4.02 No Conflicts or Consents    15
Section 4.03 Investment Purpose    15
Section 4.04 Brokers    15
ARTICLE V COVENANTS    16
Section 5.01 Employee Benefit Plans    16
Section 5.02 Director and Officer Indemnification Liability    17
Section 5.03 Confidentiality    17
Section 5.04 Public Announcements    17
Section 5.05 Further Assurances    17
Section 5.06 Transfer Taxes    18
ARTICLE VI INDEMNIFICATION    18
Section 6.01 Indemnification by Seller    18
Section 6.02 Indemnification by Buyer    18
Section 6.03 Certain Limitations    18
Section 6.04 Indemnification Procedures    19
Section 6.05 Survival    19
Section 6.06 Tax Treatment of Indemnification Payments    20
Section 6.07 Exclusive Remedies    20
ARTICLE VII MISCELLANEOUS    20
Section 7.01 Expenses    20
Section 7.02 Notices    20
Section 7.03 Interpretation; Headings    21
Section 7.04 Severability    21
Section 7.05 Entire Agreement    21
Section 7.06 Successors and Assigns    21
Section 7.07 Amendment and Modification; Waiver    21
Section 7.08 Governing Law; Submission to Jurisdiction[; Waiver of Jury Trial]    21
Section 7.09 Counterparts    22

SHARE PURCHASE AGREEMENT
This Share Purchase Agreement (this "Agreement"), dated as of January 19, 2025, is entered into between GPCR THERAPEUTICS, INC., a Korean corporation ("Seller"), and EXICURE, INC., an Illinois corporation ("Buyer"). Capitalized terms used in this Agreement have the meanings given to such terms herein, as such definitions are identified by the cross-references set forth in Exhibit A attached hereto.
RECITALS
WHEREAS, Seller owns all of the issued and outstanding shares, with $ 0.10 par value (the "Shares"), in GPCR THERAPEUTICS USA, INC., a California corporation (the "Company"); and
WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Shares, subject to the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I PURCHASE AND SALE
Section 1.01    Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing (as defined in Section 2.01Section 2.01), Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Shares, free and clear of any lien, pledge, mortgage, deed of trust, charge, security interest, assignment, claim, easement, encroachment, or other similar encumbrance (each, an "Encumbrance"), for the consideration specified in Section 1.02.
Section 1.02    Purchase Price; Payment. The aggregate purchase price for the Shares shall be $1,635,176.66 (the "Purchase Price"). Buyer shall pay the Purchase Price to Seller in a single installment in cash by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth in Section 1.02 of the Disclosure Schedules in the following payment schedule: the lump sum payment of the Purchase Price shall be payable and due within two (2) business days from the execution of this Agreement. The term "Disclosure Schedules" means the disclosure schedules, attached hereto and made a part hereof, delivered by Seller concurrently with the execution and delivery of this Agreement.
The Purchase Price is determined based on the Company's financial statements as at the end of December, 2024 that provided by the Seller, and any future due diligence adjustments will be agreed between the Seller and Buyer.
Section 1.03    Withholding Taxes. Buyer shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable law. Buyer shall provide Seller with written notice of its intent to withhold at least ten (10) days prior to the Closing with a written explanation substantiating the requirement to deduct or withhold, and the parties shall use commercially reasonable efforts to cooperate to mitigate or eliminate any such withholding to the maximum extent permitted by law. Assuming Seller delivers the certificate described in section 2.02.
Buyer acknowledges and agrees that no withholding is required as of the date hereof. To the extent that amounts are so withheld and paid over to the appropriate tax authority by the Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

ARTICLE II CLOSING
Section 2.01    Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at a mutually agreed date (the "Closing Date"), which shall not be later than two (2) days from the execution of this Agreement, remotely by exchange of documents and signatures (or their electronic counterparts). The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. Pacific Time Zone on the Closing Date.
Section 2.02    Seller Closing Deliverables. At the Closing, Seller shall deliver to Buyer the following:

Seller:

Share certificates evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank.
(b)    A certificate of the Secretary (or other officer) of Seller certifying: (i) that attached thereto are true and complete copies of all resolutions of the board of directors of Seller authorizing the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, and that such resolutions are in full force and effect; (ii) the names, titles, and signatures of the officers of Seller authorized to sign this Agreement; and (iii) that attached thereto are true and complete copies of the governing documents of the Company, including any amendments or restatements thereof, and that such governing documents are in full force and effect.
Section 2.03    Buyer's Deliveries. At the Closing, Buyer shall deliver the following to

(a)    The Purchase Price pursuant to Section 1.02.
(b)    A certificate of the secretary (or other officer) of Buyer certifying: (i) that attached thereto are true and complete copies of all resolutions of the board of directors of Buyer authorizing the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, and that such resolutions are in full force and effect; and (ii) the names, titles, and signatures of the officers of Buyer authorized to sign this Agreement.

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof. For purposes of this ARTICLE III, "Seller's knowledge," "knowledge of Seller," and any similar phrases shall mean the actual knowledge of Seller’s CEO.
Section 3.01    Organization and Authority of Seller. Seller is a corporation duly organized, validly existing, and in good standing under the Laws (as defined in Section 3.05) of the Republic of Korea. Seller has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery by Seller of this Agreement, the performance by Seller of its obligations hereunder, and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement constitutes legal, valid, and binding obligations of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
Section 3.02    Organization, Authority, and Qualification of the Company. The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the state of California and has all necessary corporate power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified, or in good standing would not have a Material Adverse Effect (as defined in Section 3.05). All corporate actions taken by the Company in connection with this Agreement have been duly authorized.
Section 3.03    Capitalization.
(a)    The authorized shares of the Company consist of one class of shares comprised of 10,000,000 common shares, with $ 0.10 par value, of which 6,000,000 shares are issued and outstanding and constitute the Shares. All of the Shares have been duly authorized, are validly issued, fully paid and nonassessable, and are owned of record and beneficially by Seller, free and clear of all Encumbrances. The Shares constitute all of the issued and outstanding shares in the Company.
(b)    There are no outstanding or authorized options, warrants, convertible securities, stock appreciation, phantom stock, profit participation, or other rights, agreements, or commitments relating to the Shares or obligating Seller or the Company to issue or sell any shares, or any other interest, in the Company. There are no voting trusts, shareholder agreements, proxies, or other agreements in effect with respect to the voting or transfer of any of the Shares.

Section 3.04 No Subsidiaries. The Company does not own, or have the right to acquire, an ownership interest in any other corporation, partnership, joint venture, limited liability company, unincorporated organization, trust, association, or other entity.
Section 3.05    No Conflicts or Consents. The execution, delivery, and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation or by- laws of Seller or the Company; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Seller or the Company; (c) require the consent, notice, or other action by any Person under, violate or conflict with, or result in the acceleration of any Material Contract (as defined in Section 3.09(a)); or (d) require any consent, permit, Governmental Order, filing, or notice from, with, or to any Governmental Authority; except, in the cases of clauses (b) and (c), where the violation, conflict, acceleration, or failure to obtain consent or give notice would not have a Material Adverse Effect and, in the case of clause (d), where such consent, permit, Governmental Order, filing, or notice which, in the aggregate, would not have a Material Adverse Effect. For purposes of this Agreement: (i) "Law" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, or other requirement or rule of law of any Governmental Authority; (ii) "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Authority; (iii) "Governmental Authority" means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court, or tribunal of competent jurisdiction; (iv) "Person" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity; and (v) "Material Adverse Effect" means any event, occurrence, fact, condition, or change that is materially adverse to the business, results of operations, financial condition, or assets of the Company, taken as a whole.
Section 3.06    Financial Statements. Copies of the Company's audited financial statements consisting of the balance sheet of the Company as on December 31 in 2023 and the related statements of income and retained earnings, shareholders' equity, and cash flow for the years then ended (the "Financial Statements") have been previously delivered to Buyer by Seller for purposes of this Agreement. The Financial Statements have been prepared in accordance with generally accepted accounting principles in effect in the United States from time to time ("GAAP"), applied on a consistent basis throughout the period involved. The Financial Statements fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. For purposes of this Agreement, the balance sheet of the Company as of September 30, 2024 is referred to herein as the "Balance Sheet" and the date thereof as the "Balance Sheet Date."
Section 3.07    Undisclosed Liabilities. To Seller’s knowledge, the Company has no liabilities, obligations, or commitments of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except: (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; and (b) those which have been incurred in the ordinary course of business since the Balance Sheet Date and which are not material in amount.

Section 3.08    Absence of Certain Changes, Events, and Conditions. Except as expressly contemplated by this Agreement, from the Balance Sheet Date until the date of this Agreement, the Company has operated in the ordinary course of business in all material respects and there has not been: (a) an MAE; or (b) any event, occurrence, fact, condition, or change that is materially adverse to the ability of Seller to consummate the transactions contemplated hereby.
Section 3.09    Material Contracts.
(a)    Section 3.09(a) of the Disclosure Schedules lists each of the following contracts and other agreements of the Company of the Disclosure Schedules, collectively, the "Material Contracts"):
(i)    each agreement of the Company involving aggregate consideration in excess of $4,000.00 or requiring performance by any party more than one year from the date hereof, which, in each case, cannot be cancelled by the Company without penalty or without more than 180 days' notice;
(ii)    all agreements that relate to the sale of any of the Company's assets, other than in the ordinary course of business, for consideration in excess of
$10,000.00;
(iii)    all agreements that relate to the acquisition of any business, a material amount of stock or assets of any other Person, or any real property (whether by merger, sale of stock, sale of assets, or otherwise), in each case involving amounts in excess of $50,000.00; and
(iv)    except for agreements relating to trade payables, all agreements relating to indebtedness (including, without limitation, guarantees) of the Company, in each case having an outstanding principal amount in excess of
$4,000.00.
(b)    To Seller’s knowledge, the Company is not in breach of, or default under, any Material Contract, except for such breaches or defaults that would not have a Material Adverse Effect.
Section 3.10    Intellectual Property.
(a)    "Intellectual Property" means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (i) patents and patent applications; (ii) trademarks, service marks, trade names, and other similar indicia of source or origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (iii) copyrights and all registrations and applications for registration thereof; (iv) trade secrets and know-how;
(v) internet domain name registrations; and (vi) other intellectual property and related proprietary rights.

Docusign Envelope ID: D5BAEBB4-1AE2-4469-BCE3-566404A186CB
(b)    The Company or Seller owns or has the right to use all Intellectual Property necessary for the conduct of the Company's business as currently conducted (the "Company Intellectual Property").
(c)    Except as would not have a Material Adverse Effect, to Seller's knowledge: (i) the conduct of the Company's business as currently conducted does not infringe, misappropriate, or otherwise violate the Intellectual Property of any Person; and
(ii) no Person is infringing, misappropriating, or otherwise violating any Company Intellectual Property.
Section 3.11    Insurance. Section 3.11 of the Disclosure Schedules sets forth a list, as of the date hereof, of all material insurance policies maintained by the Company or with respect to which the Company is a named insured or otherwise the beneficiary of coverage (collectively, the "Insurance Policies"). Such Insurance Policies are in full force and effect on the date of this Agreement and all premiums due on such Insurance Policies have been paid, except as would not have a Material Adverse Effect.
Section 3.12    Legal Proceedings; Governmental Orders.
(a)    To Seller’s knowledge, there are no claims, actions, suits, investigations, or other legal proceedings (collectively, "Actions") pending against or by the Company directly and materially affecting any of its properties or assets (or by or against Seller or any Affiliate thereof and relating to the Company), which if determined adversely to the Company (or to Seller or any Affiliate thereof) would result in a Material Adverse Effect. For purposes of this Agreement: (i) "Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; and (ii) the term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.
(b)    To Seller’s knowledge, there are no outstanding Governmental Orders against, relating to, or affecting the Company or any of its properties or assets which would have a Material Adverse Effect.
Section 3.13    Compliance with Laws; Permits.
(a)    To Seller’s knowledge, the Company is in compliance with all Laws applicable and material to it or its business, properties, or assets, except where the failure to be in compliance would not have a Material Adverse Effect.
(b)    To Seller’s knowledge, all permits, licenses, franchises, approvals, authorizations, and consents required to be obtained from Governmental Authorities (collectively, "Permits") for the Company to conduct its business have been obtained and are valid and in full force and effect, except where the failure to obtain such Permits would not have a Material Adverse Effect.

(c)    None of the representations and warranties contained in this Section 3.13 shall be deemed to relate to environmental matters (which are governed by Section 3.13(c)), employee benefits matters (which are governed by Section 3.15), employment matters (which are governed by Section 3.15(f)), or tax matters (which are governed by Section 3.16(c)).
Section 3.14    Environmental Matters.
(a)    The terms: (i) "Environmental Laws" means all Laws, now or hereafter in effect, in each case as amended or supplemented from time to time, relating to the regulation and protection of human health, safety, the environment, and natural resources, including any federal, state, or local transfer of ownership notification or approval statutes; and (ii) "Hazardous Substances" means: (A) "hazardous materials," "hazardous wastes," "hazardous substances," "industrial wastes," or "toxic pollutants," as such terms are defined under any Environmental Laws; (B) any other hazardous or radioactive substance, contaminant, or waste; and (C) any other substance with respect to which any Environmental Law or Governmental Authority requires environmental investigation, regulation, monitoring, or remediation.
(b)    To Seller's knowledge, the Company is in compliance with all Environmental Laws and neither the Company nor Seller has received notice from any Person that the Company, its business or assets, or any Real Property currently owned, leased, or used by the Company is in violation of any Environmental Law or any applicable Law regarding Hazardous Substances.
(c)    To Seller's knowledge, there has not been any spill, leak, discharge, injection, escape, leaching, dumping, disposal, or release of any kind of any Hazardous Substances in violation of any Environmental Law with respect to the business or assets of the Company or any Real Property currently owned, leased, or used by the Company. Neither the Company nor Seller received notice from any Person that any Real Property currently owned, leased, or used by the Company has been contaminated with any Hazardous Substances which would reasonably be expected to result in an environmental claim against, or a violation of Environmental Laws by, Seller or the Company.
(d)    The representations and warranties set forth in this Section 3.13(c) are the Seller's sole and exclusive representations and warranties regarding environmental matters.
Section 3.15    Employee Benefit Matters.
(a)    Section 3.15(a) of the Disclosure Schedules contains a list of each material benefit, retirement, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy, and program, whether or not reduced to writing, in effect and covering one or more employees or directors of the Company or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by the Company, or under which the Company has any material liability for premiums or benefits (each, a "Benefit Plan").
(b)    To Seller's knowledge, each Benefit Plan and related trust complies with all applicable Laws (including the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder ("ERISA") and the Internal Revenue Code of 1986 (as amended, the "Code")the Code). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a "Qualified Benefit Plan") has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to Seller's knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service. All benefits, contributions, and premiums required by and due under the terms of each Benefit Plan or applicable Law have been timely paid in accordance with the terms of such Benefit Plan, the terms of all applicable Laws, and GAAP. With respect to any Benefit Plan, to Seller's knowledge, no event has occurred or is reasonably expected to occur that has resulted in or would subject the Company to a Tax under Section 4971 of the Code or the assets of the Company to a lien under Section 430(k) of the Code.
(c)    No Benefit Plan: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; or (ii) is a "multiemployer plan" (as defined in Section 3(37) of ERISA). Except as would not have a Material Adverse Effect, neither Seller nor the Company: (i) has withdrawn from any pension plan under circumstances resulting (or expected to result) in a liability to the Pension Benefit Guaranty Corporation; or (ii) has engaged in any transaction which would give rise to a liability of the Company or Buyer under Section 4069 or Section 4212(c) of ERISA.
(d)    Except those as set forth in Section 3.15(a) of the Disclosure Scheduled and other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life, or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).
(e)    As of execution of this Agreement, there is no pending or, to Seller's knowledge, threatened action relating to a Benefit Plan; and (ii) for the past one (1) year, no Benefit Plan has been the subject of an examination or audit by a Governmental Authority.
(f)    As of execution of this Agreement, no Benefit Plan exists that could: (i) result in the payment to any employee, director, or consultant of any money or other property; (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any employee, director, or consultant, except as a result of any partial plan termination resulting from this Agreement; or (iii) limit or restrict the ability of Buyer or its Affiliates to merge, amend, or terminate any Benefit Plan, in each case, as a result of the execution of this Agreement. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in "excess parachute payments" within the meaning of Section 280G(b) of the Code.
(g)    The representations and warranties set forth in this Section 3.15 are the Seller's sole and exclusive representations and warranties regarding employee benefit matters.
Section 3.16    Employment Matters.
(a)    The Company is not a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of its employees. Since the Company’s formation, there has not been, nor, to Seller's knowledge, has there been any threat of, any strike, slowdown, work stoppage, picketing, or other similar labor disruption or dispute affecting the Company.
(b)    To Seller’s knowledge, the Company is in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Company, except to the extent non-compliance would not result in a Material Adverse Effect. There are no Actions against the Company pending, or to the Seller's knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitral tribunal in connection with the employment or termination of employment of any current or former employee of the Company, including, without limitation, any Action relating to unfair labor practices, employment discrimination, harassment, retaliation, leave, accommodation, minimum wages, overtime compensation, equal pay, or any other hiring, employment, or employment termination related matter arising under applicable Laws.
(c)    The representations and warranties set forth in this Section 3.15(f) are the Seller's sole and exclusive representations and warranties regarding employment matters.
Section 3.17    Taxes.
(a)    All material returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns and claims for refund) (collectively, "Tax Returns") required to be filed by the Company on or before the Closing Date have been filed (taking into account any valid extensions). Such Tax Returns are true, correct, and complete in all material respects. The Company is not currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. All material Taxes due and owing by the Company have been paid or accrued. The term "Taxes" means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.
(b)    No extensions or waivers of statutes of limitations have been given or requested with respect to any material Taxes of the Company.
(c)    There are no ongoing Actions by any taxing authority against the Company.
(d)    The Company is not a party to any Tax-sharing agreement.
(e)    All material Taxes which the Company is obligated to withhold from amounts owing to any employee, creditor, or third party have been paid or accrued.
(f)    Except for certain representations related to Taxes in Section 3.15, the representations and warranties set forth in this Section 3.16(c) are the Seller's sole and exclusive representations and warranties regarding Tax matters.
Section 3.18    Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder's, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.
Section 3.19    No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE III (including the related portions of the Disclosure Schedules), none of Seller, the Company, or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer or as to the future revenue, profitability, or success of the Company, or any representation or warranty arising from statute or otherwise in law.

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller that the statements contained in this ARTICLE IV are true and correct as of the date hereof.
Section 4.01    Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the state of Illinois. Buyer has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder, and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement constitutes a legal, valid, and binding obligation of Buyer enforceable against Buyer in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
Section 4.02    No Conflicts or Consents. The execution, delivery, and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation or by- laws of Buyer; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Buyer; (c) require the consent, notice, or other action by any Person under, violate or conflict with, or result in the acceleration of any agreement to which Buyer is a party; or (d) require any consent, permit, Governmental Order, filing or notice from, with, or to any Governmental Authority; except, in the cases of clauses (b) and (c), where the violation, conflict, acceleration, or failure to obtain consent or give notice would not have a material adverse effect on the buyer's ability to consummate the transactions contemplated hereby and, in the case of clause (d), where such consent, permit, Governmental Order, filing, or notice which, in the aggregate, would not have a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby.
Section 4.03    Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof or any other security related thereto within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Buyer acknowledges that Seller has not registered the offer and sale of the Shares under the Securities Act or any state securities laws, and that the Shares may not be pledged, transferred, sold, offered for sale, hypothecated, or otherwise disposed of except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment) and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.
Section 4.04    Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder's, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.
Section 4.05    Legal Proceedings. There are no Actions pending or, to Buyer's knowledge, threatened against or by Buyer that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement.
Section 4.06    Independent Investigation. Buyer has conducted its own independent investigation, review, and analysis of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books, and records and other documents and data of Seller and the Company for such purpose. Buyer acknowledges and agrees that:
(a)    In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer:

(i)    has relied solely upon its own investigation and the express representations and warranties of Seller set forth in ARTICLE III of this Agreement (including related portions of the Disclosure Schedules); and
(ii)    has not relied, is not relying, and disclaims reliance on any and all express or implied representations or warranties, whether written or oral, made by Seller or any of its representatives, directors, officers, or agents, other than the express representations and warranties of Seller set forth in Article III of this Agreement (including related portions of the Disclosure Schedules).
(b)    None of Seller, the Company, or any other Person has made any representation or warranty as to Seller, the Company, or this Agreement, except as expressly set forth in ARTICLE III of this Agreement (including related portions of the Disclosure Schedules).

ARTICLE V COVENANTS
Section 5.01    Employee Benefit Plans.
(a)    During the period commencing at the Closing and ending on the date which is 12 months from the Closing (or if earlier, the date of the employee's termination of employment with the Company), Buyer shall and shall cause the Company to provide each Employee who remains employed immediately after the Closing (a "Company Continuing Employee") with: (i) base salary provided by the Company immediately prior to the Closing; (ii) target bonus opportunities (excluding equity-based compensation), if any, which are no less than the target bonus opportunities (excluding equity-based compensation) provided by the Company immediately prior to the Closing;
(iii) retirement and welfare benefits that are no less favorable in the aggregate than those provided by the Company immediately prior to the Closing; and (iv) severance benefits that are no less favorable than the practice, plan, or policy in effect for such Company Continuing Employee immediately prior to the Closing.
(b)    With respect to any employee benefit plan maintained by Buyer (collectively, "Buyer Benefit Plans") in which any Company Continuing Employees will participate effective as of the Closing, Buyer shall, or shall cause the Company to, recognize all service of the Company Continuing Employees with the Company, as if such service were with Buyer, for vesting and eligibility purposes in any Buyer Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Closing Date; provided, however, such service shall not be recognized to the extent that (i) such recognition would result in a duplication of benefits or (ii) such service was not recognized under the corresponding Benefit Plan.
(c)    This Section 5.01 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.01, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.01. Nothing contained herein, express or implied, shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 5.01 shall not create any right in any employee of the Company or any other Person to any continued employment with the Company, Buyer, or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.
Section 5.02    Director and Officer Indemnification Liability.
(a)    Buyer agrees that all rights to indemnification, advancement of expenses, and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof, an officer or director of the Company, as provided in the certificate of incorporation or by-laws of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof and disclosed in Section 5.02(a) of the Disclosure Schedules, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.
(b)    The obligations of Buyer and the Company under this Section 5.02 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 5.02 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 5.02 applies shall be third-party beneficiaries of this Section 5.02, each of whom may enforce the provisions of this Section 5.02).
(c)    In the event Buyer, the Company, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, shall assume all of the obligations set forth in this Section 5.02.
Section 5.03    Confidentiality. Buyer covenants and agrees to keep the Company proprietary information provided to Buyer prior to or after execution of this Agreement strictly confidential and not to use it for any purpose other than as required to perform its duties and obligations under this Agreement.
Section 5.04    Public Announcements. Unless otherwise required by applicable Law, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned, or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.
Section 5.05    Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents and instruments and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.06    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be solely borne and paid by Buyer when due. Buyer shall, at its own sole expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).

ARTICLE VI INDEMNIFICATION
Section 6.01    Indemnification by Seller. Subject to the other terms and conditions of this ARTICLE VI, Seller shall indemnify Buyer against, and shall hold Buyer harmless from and against, any and all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys' fees (collectively, "Losses"), incurred or sustained by, or imposed upon, Buyer based upon, arising out of, with respect to, or by reason of:
(a)    any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement; or
(b)    any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement.
Section 6.02    Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE VI, Buyer shall indemnify Seller against, and shall hold Seller harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Seller based upon, arising out of, with respect to, or by reason of:
(a)    any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement; or
(b)    any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement.
Section 6.03    Certain Limitations. The party making a claim under this ARTICLE VI is referred to as the "Indemnified Party," and the party against whom such claims are asserted under this ARTICLE VI is referred to as the "Indemnifying Party." The indemnification provided for in Section 6.01 and Section 6.02 shall be subject to the following limitations:
(a)    The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 6.01(a) and Section 6.02(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 6.01(a) or Section 6.02(b), as the case may be, exceeds 100% of the Purchase Price (the "Deductible"), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible.

(b)    The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 6.01(a) or Section 6.02(a), as the case may be, shall not exceed 150% of the Purchase Price.
(c)    In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special, or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.
(d)    Seller shall not be liable under this ARTICLE VI for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement if Buyer had knowledge of such inaccuracy or breach prior to the Closing.
Section 6.04    Indemnification Procedures. Whenever any claim arise for indemnification hereunder, the Indemnified Party shall promptly provide written notice of such claim to the Indemnifying Party. Such a notice by the Indemnified Party shall: (a) describe the claim in reasonable detail; (b) include copies of all material written evidence thereof; and (c) indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense, subject to the Indemnifying Party's right to control the defense thereof. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any claim, including: (i) making available (subject to the provisions of Section 5.03) records relating to such claim; and (ii) furnishing, without expense (other than reimbursement of actual out-of- pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such claim. The Indemnifying Party shall not settle any Action without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed).
Section 6.05    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is 12 months from the Closing Date. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by

Docusign Envelope ID: D5BAEBB4-1AE2-4469-BCE3-566404A186CB
its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period, and such claims shall survive until finally resolved.
Section 6.06 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
Section 6.07    Exclusive Remedies. The parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from intentional fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement, or obligation set forth herein or otherwise relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this ARTICLE VI. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims, and causes of action for any breach of any representation, warranty, covenant, agreement, or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VI. Nothing in this Section 6.05 shall limit any Person's right to seek and obtain any equitable relief to which such Person shall be entitled or to seek any remedy on account of any intentional fraud by any party hereto.

ARTICLE VII MISCELLANEOUS
Section 7.01    Expenses. Except as otherwise expressly provided herein (including Section 5.06 hereof), all costs and expenses, including attorneys’ fees, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.
Section 7.02    Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the seventh day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, if sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):
If to Seller:    GPCR THERAPEUTICS, INC.
Room 407, Nakseongdae R&D Center, 38, Nakseongdae-Ro,

Gwanak-Gu, Seoul, KOREA, 08790 Email: seenbio@gpcr.co.kr
Attention: CEO, DONGSEUNG SEEN

If to Buyer:    EXICURE, INC.
2430 N. Halsted St. Chicago, IL, USA
Email: ayoo@exicuretx.com Attention: CEO, ANDY YOO

Section 7.03    Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 7.04    Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.
Section 7.05    Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous representations, warranties, understandings, and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement[ any exhibits,] and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
Section 7.06    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.
Section 7.07    Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof.
No single or partial exercise of any right or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any other right or remedy.
Section 7.08    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)    All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction). Any Action arising out of or related to this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of California, in each case located in county of San Mateo, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such Action.
(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS AND SCHEDULES ATTACHED TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (II) IT HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) IT MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY; AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 7.09    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GPCR THERAPEUTICS, INC.
By     DONGSEUNG SEEN
CEO

EXICURE, INC.
By
ANDY YOO
CEO

EXHIBIT A
DEFINITIONS CROSS-REFERENCE TABLE
The following terms have the meanings set forth in the location in this Agreement referenced below:

Term	Section
Actions	Section 3.12(a)
Affiliate	Section 3.12(a)
Agreement	Preamble
Balance Sheet	Section 3.06
Balance Sheet Date	Section 3.06
Benefit Plan	Section 3.15(a)
Buyer	Preamble
Buyer Benefit Plans	Section 5.01(b)
Closing	Section 2.01
Closing Date	Section 2.01
Code	Section 3.15(b)
Company	Recitals
Company Continuing Employee	Section 5.01(a)
Company Intellectual Property	Section 3.10(b)
Control	Section 3.12(a)
Deductible	Section 6.03(a)
Disclosure Schedules	Section 1.02
Encumbrance	Section 1.01
Environmental Laws	Section 3.14.(a)
ERISA	Section 3.15(b)
Financial Statements	Section 3.06
GAAP	Section 3.06
Governmental Authority	Section 3.05
Governmental Order	Section 3.05
Hazardous Substances	Section 3.14.(a)
Indemnified Party	Section 6.03

Indemnifying Party	Section 6.03
Insurance Policies	Section 3.11
Intellectual Property	Section 3.10(a)
Law	Section 3.05
Losses	Section 6.01
Material Adverse Effect	Section 3.05
Material Contracts	Section 3.09(a)
Permits	Section 3.13(b)
Person	Section 3.05
Purchase Price	Section 1.02
Qualified Benefit Plan	Section 3.15(b)
Securities Act	Section 4.03
Seller	Preamble
Seller's knowledge	Article III
Shares	Recitals
Taxes	Section 3.17(a)
Tax Returns	Section 3.17(a)

EXHIBIT B

Disclosure schedules

Section 1.02 Purchase Price; Payment.

Account Holder: GPCR Therapeutics, Inc. Account Number: 072-134963-56-00015
Address: 407, Nakseongdae R&D Center, 38, Nakseongdae-Ro, Gwanak-Gu, Seoul, South Korea Phone: +82-2-878-2848
Bank Name: Industrial Bank of Korea SWIFT Code: IBKOKRSE

Section 3. 09(a) Material Contracts.

1.    Master service agreement with GPCR Therapeutics, Inc. (Seller)
The Company provides R&D service and issues invoices monthly for all expenses. Seller pays the invoices based on this agreement and it was terminated at the end of December 2024.
2.    Sublease agreement (400 Seaport Ct. Suite 102, Redwood City, California 94063) monthly rent this month $50,656.21 (terminates on April 30, 2026)
(Note: (1) December rents unpaid; (2) early termination negotiation may be able to resume after paying the unpaid bills)
3.    Vivarium lab service agreement (300 Lincoln Centre Dr, Foster City 94404) Monthly base rent: $ 4,900 (including one lab bench, 2 lab tables, lab spaces, etc.)
(Note: can terminate with 30-day notice)

4.    PEO service agreement with Insperity
Insperity provides HR services including running payroll, benefits (health insurances,

401(k), attendance management, HR compliance, employment management, W/C, etc. monthly charge approx. $1,670 (for current 6 employees)
5.    Cell line, MC38 license agreement with NIH Annual royalty of $5,000 (next due on 01/01/2025)

Section 3.11 Insurance.

1.    Business Owners General liability:
Policy No. 57SBABB8KV9 (Annual premium $10,686.00 as of 2024) Coverage per incident: $1,000,000; and aggregated coverage: $2,000,000;
2.    Workers Compensation (Through PEO service provider, Insperity) Policy premium, semi-monthly: $2,314 on 11/05/2024

Section 3.15(a) Employment Benefit Matters.

1.    Health Insurance (Medical/Dental/Vision):
Company pays 90% of Employee’s premium; and 60% of the dependent(s)’ premium

2.    401(k)
Company matches up to 6%

3.    Base salary (individual amounts may be provided separately)
Total amount for six employees per period (semi-monthly): $35,852.02, Gross

4.    Annual target bonus
15% of annual base salary

5.    Stock options (the details may be provided separately)
Stock options of GPCR Therapeutics (parent company in Korea) were granted

6.    Vacation

Employees accrue 15 PTO days/ 5 sick days

-    exceptions: Pina 25 PTO days, Seulki 17 PTO days pursuant to their respective employment contracts
-    100% carry over allowed annually
7.    Fringe
Pina and Nina receive contractual medical benefit allowance amounts (due to employment offer by the parent company)
-    Pina: $1,652.34/month
-    Nina: $1,000.00/month

EXHIBIT C

Supplemental Agreement

The Seller acknowledges and confirm to the Buyer as follows.
1.    Account Receivables from GPCR Therapeutics, Inc. as of Dec 31, 2024
-    The Seller shall pay the unpaid debt ($940,518.84) to the GPCR USA on the same day as a buyer’s payment day in section 1.02.
-    The above unpaid debt is based on the Company’s financial statements as at the end of December, 2024, that provided by the Seller, and any future due diligence adjustments will be agreed between the Seller and the Company.